EXHIBIT 3.1


                     KURZWEIL APPLIED INTELLIGENCE, INC.

                    RESTATED CERTIFICATE OF INCORPORATION

The Original Certificate of Incorporation of Kurzweil Applied
Intelligence, Inc. (formerly known as Kurzweil Speech Systems, Inc.) (the "Corporation") was filed with the Secretary of State on November 17, 1983. The original Certificate of Incorporation was amended and restated on May 5, 1992 and further amended on October 28, 1993 and July 22, 1996.

Pursuant to Section 245 of the General Corporation Law, this Restated Certificate of Incorporation was duly authorized by the Board of Directors of the Corporation on July 22, 1996. This restatement does not amend the Corporation's Certificate of Incorporation; it only integrates and restates in a single document the original Certificate of Incorporation and amendments made thereto since the original filing date through and including the amendments approved by stockholders on July 19, 1996, as follows:


FIRST: The name of the corporation is KURZWEIL APPLIED INTELLIGENCE, INC. (the "Corporation").


SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.


THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

   (a) To engage in the business of designing, developing and producing computer-based automatic speech recognition products, programs and devices.

   (b) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 16,000,000 consisting of --

   (a)     15,000,000 shares of Common Stock, par value $0.01, per share; and

   (b)     1,000,000 shares of Preferred Stock, par value $0.01, per share.

The holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders and written actions of stockholders in lieu of a meeting. There shall be no cumulative voting.

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance from time to time of the shares of Preferred Stock in one or more series, and by adopting resolutions to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Upon adopting such resolution or resolutions the Board of Directors shall cause a certificate of designation setting forth such resolution or resolutions and the number of shares of stock of such class or series as to which such resolution or resolutions shall apply to be executed and filed in accordance with applicable Delaware law. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.



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FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation; and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

   (a)     The election of directors need not be by written ballot.

   (b) The Board of Directors is expressly authorized to adopt, amend or repeal by-laws of the Corporation.


SIXTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.


SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, or repeal of, this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.


EIGHTH:

Section 8.1. Actions, Suits or Proceedings Other Than by or in the Right of the Corporation.

   (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   (b) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not

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           opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

   (c) Notwithstanding anything to the contrary in this Article, except as set forth in Section 8.5, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

Section 8.2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

Section 8.3.  Indemnification for Costs, Charges and Expenses of Successful
Party.

   (a) Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful on the merits, or otherwise, including, without limitation, the dismissal of an action without prejudice or the settlement of an action without admission of liability, in defense of any action, suit or proceeding referred to in Section 8.1 and Section 8.2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all costs, charges and expense (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith.

   (b) Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits, or otherwise, (including a disposition without prejudice), without --

      (i)  the disposition being adverse to the Indemnitee;

      (ii) an adjudication that the Indemnitee was liable to the Corporation ;

      (iii)a plea of guilty or nolo contendere by the Indemnitee;

      (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation; and

      (v) with respect to any criminal proceeding, without an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful,

      then the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

Section 8.4.  Notification and Defense of Claim.

   (a) As a condition precedent to his right to be indemnified, the Indemnitee must give to the Corporation notice in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought.

   (b) With respect to an action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to such Indemnitee.

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   (c)     After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 8.4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless --

      (i) the employment of counsel by the Indemnitee has been authorized by the Corporation,

      (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action, or

      (iii)the Corporation shall not in fact have employed counsel to assume the defense of such action,

      in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article.

   (d) The Corporation shall not be entitled without the consent of the Indemnitee to assume the defense of any claims brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in subsection
           (c)(ii), above.

Section 8.5. Advances of Costs, Charges and Expenses. Subject to the provisions of Section 8.6, below, in the event that the Corporation does not assume the defense pursuant to Section 8.4 of this Article of any action, suit, proceeding or investigation about which the Corporation receives notice under this Article, any costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by an Indemnitee or on his behalf in connection with defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such costs, charges and expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

Section 8.6.  Procedure for Indemnification.

   (a) In order to obtain indemnification or advancement of expenses pursuant to Sections 8.1, 8.2, 8.3, or 8.5, of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses.

   (b) Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Sections 8.1, 8.2, or 8.5 the Corporation determines by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 8.1 or Section 8.2, as the case may be.

   (c)     Such determination shall be made in each instance by --

      (i) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"),

      (ii) if no such quorum is obtainable by a majority vote of a committee of two or more disinterested directors;


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      (iii)a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors voting as a single class, which quorum shall consist of stockholders who are not at the time parties to the action, suit or proceeding in question;

      (iv) independent legal counsel (who may be legal counsel to the Corporation); or

      (v)  a court of competent jurisdiction.

Section 8.7.  Remedies.

   (a) The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 8.6. Such Indemnitee's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

   (b) Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation.

   (c) Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 8.6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

   (d) The Indemnitee's expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

Section 8.8. Subsequent Amendment. No amendment, termination or repeal of this Article or of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of, or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 8.9. Other Rights. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth herein. In addition, the Corporation, acting through its Board of Directors, may grant indemnification rights to other employees or agents of the Corporation and such rights may be equivalent to or greater or less than those set forth in this Article.

Section 8.10. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the costs, charges, expenses, judgments or fines actually and reasonably incurred by him in the investigation, defense, appeal or settlement of any proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such costs, charges, expenses, judgments or fines to which such Indemnitee is entitled.

Section 8.11. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expenses, liability or loss incurred by him

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in any such capacity, or arising out of his status as such, whether or not the
Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 8.12. Merger, Consolidation etc. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, or if substantially all of the assets or stock of the Corporation is acquired by any other corporation, or in the event of any other similar reorganization involving the Corporation, the Board of Directors of the Corporation or the board of directors of any corporation assuming the obligations of the Corporation shall assume the obligations of the Corporation under this Article, with respect to any action, suit proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger, consolidation, acquisition or reorganization.

Section 8.13. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

Section 8.14. Definitions. Terms used herein that are defined in Section 145(h) and Section 145(i) of the Delaware General Corporation Law shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

Section 8.15. Subsequent Legislation. If the Delaware General Corporation Law is amended after adoption of this Article to further expand the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

NINTH. Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

In Witness Whereof, Kurzweil Applied Intelligence, Inc. has caused this Restated Certificate of Incorporation to be signed by Thomas E. Brew, Jr., its President, and attested by Roger M. Barzun, its Secretary, this 23rd day of July 1996.


Kurzweil Applied Intelligence, Inc.



By: /s/ Thomas E. Brew, Jr.             ATTEST: /s/ Roger M. Barzun
    ----------------------                      --------------------
    Thomas E. Brew, Jr.                         Roger M. Barzun
    President, Chief Executive Officer &        Secretary
    Chairman of the Board of Directors

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